As of July 19, 2013

Michael Luisi

Dear Michael:

On behalf of WWE (hereinafter “WWE” or the “Company”), we are pleased to confirm the terms relative to your new position as President, WWE Studios, effective as of January 1, 2013. The following sets forth the terms of this Agreement (hereinafter referred to as the “Agreement”).
1.    Base Salary and Benefits.

(a)
Base Salary/Reporting Relationship. Your initial base salary shall be Five Hundred Seventy-Seven Thousand Five Hundred Dollars ($577,500) per annum, or such other increased rate as the Chairman and/or the Compensation Committee of the Board of Directors (“Board”) may designate from time to time (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to ordinary withholdings and deductions. You will be considered for a salary increase in calendar year 2014, and each year thereafter, based upon your prior year’s performance evaluation/annual performance review, within management’s sole discretion. All merit increases will be paid out in accordance with our merit pay-out schedule. You are eligible to participate annually in the WWE Management Incentive Program, at all times governed by the terms and conditions as they exist for EVP’s and above. This program is currently based upon the Company’s achievement of its fiscal year financial goals, measured by the Company in its discretion, as well as your individual performance evaluation. The target bonus for your position is 50% of your Base Salary. Bonus payments, if earned, are made after the close of the fiscal year and are typically submitted to the Compensation Committee for approval before the end of Q1 of the year following the calendar year being reviewed. You shall continue to report directly to Vincent K. McMahon, Chairman of the Board and Chief Executive Officer.

(b)
Benefits. In addition, you shall be entitled to participate in all employee benefit programs as they exist from time to time for which executive employees of the Company are generally eligible. These benefits currently include group health, medical and dental; short and long term disability benefits; life insurance; and 401(k) plan participation. You will also continue to be eligible for the Management Incentive Plan and Performance Stock Unit Plan, pursuant to the terms and conditions of the Company’s 2007 Omnibus Incentive Plan each and all as they exist from time to time for Executive Vice Presidents and above. You will continue to be entitled to four (4) weeks vacation and three (3) personal days per calendar year. Use and carryover of vacation days shall be governed by the Company’s regular vacation policy as it exists from time to time. The terms of the Company Expense Reimbursement Program continue to be in effect.

(c)
Studio Incentive Bonus Payment. Beginning in the calendar year 2013, you shall also be eligible for a payment equivalent to a percentage of WWE Studios Operating Income Before Interest, Taxes, Depreciation and Amortization (“Studios OIBDA”), payable in March of the year following the calendar year to which this payment is attributable. For purposes of calculating Studios OIBDA, all films initially released in 2012 and prior years will be excluded; provided, however, that “The Day” and the DVD release (or any subsequent release) of “No Holds Barred” shall be included in Studios OIBDA.

(d)
Ancillary Revenues & Studios OIBDA. In addition, Studios OIBDA shall include no less than fifty percent (50%) of all revenues generated from the ancillary exploitation of all films (other than those expressly excluded in Section 1(c) above) including, without limitation, consumer products, games, partnership sales and partnerships, etc.; provided, however, that the portion of such ancillary revenues allocated to Studios OIBDA shall be determined by the Company in good faith and in its sole and absolute discretion, subject to the fifty percent (50%) minimum described above.

(e)
Studio Incentive Bonus Payment Percentages. The minimum percentage of Studios OIBDA payable annually to you shall be six percent (6%), subject to achieving the minimum Studios OIBDA target amount as set by and mutually agreed upon by you and the Company at the beginning of each calendar year; provided, however, that in the event you and the Company are unable to agree after good faith negotiations, the Company shall determine the WWE Studios OIBDA target amount in its sole and reasonable discretion. The maximum payment shall not exceed 12% of Studios OIBDA annually. As stated above, the Studio Incentive Bonus Payment shall be subject to a minimum performance requirement and maximum payout threshold.

(f)
One-Time Performance Stock Unit Award Grant. In addition to the Studio Incentive Bonus Payment outlined in Section 1(c), you will receive a one-time Performance Stock Unit (PSU) Award in the gross amount of One Hundred Thousand Dollars ($100,000). This grant is contingent upon achieving a minimum FY2013 Studios OIBDA target as set by the Chairman in his sole discretion, which may be lower than but not higher than the current FY2013 Studios OIBDA target. The actual value you receive will depend on the number of PSUs earned and the price of WWE shares at the time the PSUs are released, but not below $100,000. Earned shares for this PSU grant will then vest immediately on July 19, 2014 regardless of whether you are still employed by the Company on the vesting date unless prior to the vesting date you have resigned or voluntarily terminated your employment with the Company (other than due to (i) a relocation of your principal duties to a locale more than fifty (50) miles from Los Angeles, California; (ii) your demotion to a position materially lower in status than that of a President, WWE Studios by the Company, without cause as defined above; (iii) a material diminution of your primary responsibilities as President, WWE Studios so that you, in effect, no longer function as an President, WWE Studios; or (iv) a material breach by the Company of the terms of this Agreement) or have been terminated “for cause” (as defined herein) prior to the vesting date. This award is governed by the terms and conditions of the WWE 2007 Omnibus Incentive Plan.

2.    Relocation Expenses.

(a)
Moving & Temporary Arrangements. You shall be responsible to take all necessary steps to secure suitable arrangements and coordinate with the Company to set up direct billing, wherever possible, with the Company not to exceed an agreed cap. Any unused portion of this allocation will not be paid out to you. This allocation shall be paid directly to the vendors to the extent reasonably possible and is intended to cover all expenses associated with your permanent relocation to the Los Angeles, California.

(b)
Brokerage Fees. In addition to the amount payable in Section 2(a) above, the Company shall be responsible for the brokerage fees associated with the sale of your current residence and the purchase of a California residence, subject to an agreed cap, plus all closing and legal costs in connection with each sale and purchase. The Company will “gross up” any amounts payable in Sections 2(a) or 2(b) for tax purposes.

(c)
Resignation & Reimbursement. In the event you voluntarily resign your employment with the Company for any reason whatsoever before May 1, 2014, you shall be responsible to reimburse the Company for any and all expenses paid by the Company and made to you pursuant to this Section 2. Such reimbursement will be pro-rated based on the number of months worked from May 1, 2013 through the last day worked and must be made in full within thirty (30) days after the Company provides notice and written documentation supporting the amount it claims to be due.

(d)
Return of Certain Amounts. In the event the security deposit the Company provided towards temp housing in Section 2(a) above or any other deposits provided by WWE to a third party to support your relocation is returned to you at the end of the lease or other arrangement period, you agree to provide that sum back to WWE within thirty (30) days of receipt, including interest earned on the deposit, if any.

3.    Termination. At all times, you will be an employee-at-will, meaning that you may resign your employment at any time for any, or no reason, and the Company may terminate your employment at any time for any, or no reason.

(a)
Termination by Company Without Cause. In the event your employment is terminated by the Company for any or no reason, but without “cause” as defined below, you will receive your then current Base Salary (payable in accordance with the Company’s regular payroll practices) and group health benefits continuation in the same manner as provided to other EVP’s and under the same then terms and conditions that may change from time to time, for a period of twelve months (the “Termination Period”) after your termination date, the PSU grant in Section 1(d) upon vesting (even if the vesting date for such PSU grant occurs after the Termination Period), and the full Studio Incentive Bonus Payment for the calendar year in which the Termination Period ends and any prior calendar year if not yet paid.

(i)
In addition, if you are terminated by the Company without “cause” for any or no reason as defined below as of or after July 1 in the calendar year in which such termination is made effective, you will also be eligible to receive a pro-rated Management Incentive Plan payment.  This payment shall be subject to the standard terms and conditions then in effect for the determination by WWE of whether and in what amount such bonuses will be paid at the standard time WWE determines eligibility for such bonuses for active employees.  That amount, if any, will then be pro-rated to your last date of employment, and made at the standard time that WWE pays active employee bonuses. The applicable payment associated with the Management Incentive Plan will continue to be subject to an individual performance rating. You will be advised of the applicable individual performance rating to be used in such calculation that will be applied prior to execution of any release and waiver agreement referenced below.

(ii)
Such salary and benefit continuation is expressly conditioned on the following: (A) during the Termination Period you do not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise, become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a professional wrestling organization (provided, however, that nothing herein shall prevent you from acquiring up to 5% of any class of outstanding equity securities of any company whose equity securities are regularly traded on a national securities exchange or on an ‘over-the-counter market’);

(B) during the Termination Period, you do not directly or indirectly divert or attempt to divert or discourage any WWE contracted talent from doing business or continuing to do business with WWE; and (C) you execute a general release and waiver of claims and other obligations in a form satisfactory to the Company in its sole and absolute discretion, along with a re-affirmation of your obligations set out in this offer letter and any other policies or agreements you execute at the commencement of employment (including, without limitation, WWE’s Confidentiality/Non Solicitation and Conflict of Interest agreements).

(b)
Termination by Company For Cause. If you are terminated by WWE for “cause,” WWE will have no further financial obligation to you as of the date of the termination. For purposes of the forgoing, “cause” is defined as: (i) engaging in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates; (ii) indictment, conviction, or you plead or enter a plea of nolo contendere, to a felony or crime involving moral turpitude; (iii) violating any provision of your Confidentiality/Non Solicitation Agreement; (iv) committing a material violation of any Company policy; (v) committing a material act or omission in the course of performing your duties; and (vi) material failure to adequately perform your duties, as determined by the Company in its sole discretion, which you fail to remedy to the Company’s satisfaction in its sole discretion, within thirty (30) days of your receipt of written notice thereof and opportunity to cure.

(c)
Resignation or Termination by You. You shall further not be entitled to severance if you resign or voluntarily terminate your employment with the Company, unless you voluntarily resign due to (i) a relocation of your principal duties to a locale more than fifty (50) miles from Los Angeles, California; (ii) your demotion to a position materially lower in status than that of a President, WWE Studios by the Company, without cause as defined above; (iii) a material diminution of your primary responsibilities as President, WWE Studios so that you, in effect, no longer function as an President, WWE Studios; or (iv) a material breach by the Company of the terms of this Agreement. In the event you claim subsections (iii) or (iv) apply, you must first provide the Company with thirty (30) days advance, written notice of your assertion, specifying the bases for the same, and a reasonable opportunity for the Company to cure what you contend is a material diminution of your primary responsibilities or a material breach of this Agreement, as applicable.

4.
Nondisclosure of Confidential Information. The terms of that certain Confidentiality/Non-Solicitation Agreement signed by you remain in full force and effect, and are hereby incorporated herein by reference.

5.
Inventions and Patents. The terms of that certain Intellectual Property Release and Waiver signed by you on January 10, 2011, attached hereto as Exhibit B, remain in full force and effect, and are hereby incorporated herein by reference.

6.
Non-Solicitation of Company Employees. The terms of that certain Confidentiality/Non-Solicitation Agreement signed by you remain in full force and effect, and are hereby incorporated herein by reference.

7.    Intentionally deleted.

8.    General Provisions.

(a)
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)
Complete Agreement. This Agreement and those documents expressly referred to herein and attachments hereto constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c)
Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by you and the Company and your/its respective successors, assigns, heirs, representatives and estate; provided, however, that your rights and obligations under this Agreement shall not be assigned without the prior written consent of the Company in its sole discretion.

(d)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut without regard to any conflict or choice of law analysis.

(e)
Jurisdiction and Venue. You hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of any Connecticut State court or federal court sitting in the District of Connecticut, County of Fairfield, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and you hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Connecticut State court or, to the extent permitted by law, in such federal court. You irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. You agree not to commence a claim or proceeding hereunder in a court other than a Connecticut State court or federal court located in the District of Connecticut, County of Fairfield, except if you have first brought such claim or proceeding in such Connecticut State court or federal court located in the District of Connecticut, County of Fairfield, and such court or courts have denied jurisdiction over such claim or proceeding.

(f)
Amendment and Waiver. The provisions of this Agreement may be amended and waived only in a writing signed by the Company and you with the same formalities as was this Agreement, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

To reflect your acceptance of the terms of this Agreement, please sign in the space indicated below.

WORLD WRESTLING ENTERTAINMENT, INC.	MICHAEL LUISI
By:
Name:
Title: